Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Stabilis Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type	Fee Calculation Rule	Amount Registered (1), (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock par value $0.001	457(c),(h)	1,500,000	$4.104	$6,156,000.00	$0.00011020	$678.39
	Total Offering Amounts					6,156,000.00		$678.39
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$678.39

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities which become issuable under the above named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without receipt of consideration that increases the outstanding number of shares of our Common Stock.
(2)    Represents 1,500,000 shares of Common Stock authorized and available for issuance under the Amended and Restated Stabilis Solutions, Inc. 2019 Long Term Incentive Plan (the “2019 Plan”). The shares are in addition to the total of 4,000,000 shares previously registered on Forms S-8 (Registration No. 333-235489 of 1,675,000 shares) and (Registration No. 333-261415 of 2,325,000 shares).
(3)    This estimate is made pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The fee is calculated on the basis of the average of the high and low price for the registrant’s Common Stock as reported by The NASDAQ Stock Market LLC on August 16, 2023.